Exhibit 99.1

FOR IMMEDIATE RELEASE

Tucows Acquires ItsYourDomain.com

Adds Thousands of Wholesale Customers and Over 700,000 Domains Under Management

TORONTO (July 27, 2007) - Tucows Inc. (AMEX:TCX, TSX:TC) announced today that it has acquired ItsYourDomain.com (IYD), a privately held, profitable ICANN-accredited registrar offering domain services through a worldwide wholesale network of over 2,500 affiliates.

Tucows will pay US$10.35 million in cash for IYD with the opportunity for IYD to realize a further US$1.05 million based on specific targets. The acquisition is expected to add approximately US$7 million in yearly revenue and between US$1 and $2 million in adjusted net income in the first 12 months.

“From our perspective IYD was perhaps the only substantial wholesale domain registration base that might be available over the next few years, and it’s a compatible business that we’ll be able to fold in to our existing operations,” said Elliot Noss, President and CEO, Tucows Inc. “Additionally, this acquisition gives us some very interesting underlying technology that we were favorably impressed with that will allow us to more completely service our customer base.”

IYD is positive that its customers will be well served under the Tucows banner.

“Tucows has a solid reputation within the industry as a customer-focused organization,” said James McKenzie, IYD’s CEO.  “We’re very confident that as Tucows customers, IYD affiliates will continue to receive the high level of service and support they have come to expect” added Ted Cucci, IYD’s COO.  “It was important to us that any buyer commit to continuing the services that our customers demand.”

A video interview with Elliot Noss and an FAQ concerning this announcement can be found at about.tucows.com/media.

About ItsYourDomain

Innerwise, Inc. d/b/a ItsYourDomain.com (IYD) is a leading U.S.-based registrar with more than 700,000 domain names under management.  IYD has operations for retail, large portfolio, and affiliate customers.  The company developed the industry’s first transparent affiliate operation that enables web hosting firms, web design shops, and virtually any other business to offer its customers domain registration and related services.  Transparent affiliates control the customer’s user experience, eliminating the risk of reseller conflict, while using IYD’s infrastructure to eliminate the need for investment.

About Tucows

Tucows Inc. is the largest Internet services provider for hosting companies and ISPs. Through our network of over 7,000 service providers around the world we provide millions of email boxes and manage over seven million domains. Tucows is an accredited registrar with ICANN (the Internet Corporation for Assigned Names and Numbers). Tucows remains one of the most popular software download sites on the Internet. For more information please visit about.tucows.com.

For further information:

Leona Hobbs,

Director of Communications

Tucows

(416) 538-5450

lhobbs@tucows.com

This release may contain forward-looking statements, relating to the Company’s operations or to the environment in which it operates, which are based on Tucows Inc.’s operations, estimates, forecasts and projections. These statements are not guarantees of future performance and are subject to important risks, uncertainties and assumptions concerning future conditions that may ultimately prove to be inaccurate or differ materially from actual future events or results. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, investors should not place undue reliance on these forward-looking statements, which are based on Tucows Inc.’s current expectations, estimates, projections, beliefs and assumptions. These forward-looking statements speak only as of the date of this presentation and are based upon the information available to Tucows Inc. at this time. Tucows Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.